77C: Submission of matters to a vote of security holders

At an annual meeting of all shareholders of Capital and Income Strategies Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To elect Robert C. Doll, Jr., James T. Flynn, W. Carl Kester, David O. Beim and Karen P. Robards to the Board of Directors to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement or removal.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Withheld from Voting

Robert C. Doll, Jr.

9,081,547

1,062,851

James T. Flynn

9,082,397

1,062,001

W. Carl Kester

9,083,546

1,060,852

David O. Beim

9,082,987

1,061,411

Karen P. Robards

9,082,900

1,061,498

PROPOSAL 2.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 2, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

7,532,495

674,902

365,428

1,571,573

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

Broker Non-Vote

7,521,133

685,156

366,536

1,571,573